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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of REMEC, Inc. for the registration of 137,183 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 1999, except for the first paragraph of Note 2, as to which the date is April 29, 1999 with respect to the consolidated financial statements of REMEC, Inc. included in its Annual Report (Form 10-K/A) for the year ended January 31, 1999 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                               /S/ ERNST & YOUNG LLP

San Diego, California
July 22, 1999